Exhibit 99.1

The Oncology Institute Rebrands as Starling Oncology

Company to begin trading on Nasdaq under new ticker symbol “STLN,” replacing “TOI”

CERRITOS, Calif., Aug. 3, 2026 (GLOBE NEWSWIRE) – The Oncology Institute, Inc. ("TOI" or “the Company”), one of the largest value-based oncology groups in the United States, announced today that it has rebranded to “Starling Oncology, Inc.™.” The Company's common stock will begin trading under the new ticker symbol "STLN” on Nasdaq, effective August 4, 2026, replacing its previous ticker symbol “TOI.”

“We've spent the past several years rebuilding this organization, reaching profitability, and scaling a technology-enabled, highly coordinated care model. We have proven that we have a better solution for both payers and the patients who trust us with accessible, outcomes-focused, high-quality medical care," said Dan Virnich, MD, MBA, FACHE, Chief Executive Officer of Starling Oncology. "Starling Oncology is a name that reflects our scale and our continued upward trajectory as an organization. Like starlings in flight, our coordinated delivery model emphasizes accessibility and teamwork that defines our commitment to community-based cancer care. Our name is changing, but our mission remains steadfast: delivering high-quality, patient-centered cancer care to the communities we serve, with a focused ambition to help solve the cost crisis in oncology."

The rebrand marks an important milestone in the Company's continued growth and reflects its evolution beyond a traditional oncology practice into an integrated oncology platform serving patients, providers, and health plans across multiple markets.

As the Company rebrands, patients, payers and providers can expect the same phone numbers, portal access, and points of contact throughout the transition, with no disruption to care.

About Starling Oncology:

Founded in 2007, Starling Oncology, Inc. (Nasdaq: STLN) is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. Formerly known as The Oncology Institute, Starling Oncology offers cutting-edge, evidence-based cancer care to a population of approximately 2.1 million patients, including clinical trials, transfusions, and other care delivery models traditionally associated with leading oncology organizations. With more than 400 employed and network clinicians and more than 100 clinics and network locations across five states and growing, Starling Oncology is coordinating cancer care for the better. For more information, visit www.starlingoncology.com. Please follow us on LinkedIn, X (formerly Twitter), or Bluesky.

Contacts:

Media

ICR Healthcare

StarlingPR@icrhealthcare.com

Investors

ICR Healthcare

StarlingIR@icrhealthcare.com

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